Exhibit 8.1

Subsidiaries of the Registrant

•	eLongNet Information Technology (Beijing) Co., Ltd., a PRC company

•	Bravado Investments Limited, a British Virgin Islands company

•	Shanghai Xinwang Computer Technology Co., Ltd., a PRC company.